UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

DEMAND MEDIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1299 Ocean Avenue, Suite 500 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 394-6400

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On February 16, 2012, Demand Media, Inc. (the “Company”) issued a press release announcing financial results for its fiscal quarter and fiscal year ended December 31, 2011. The full text of the Company's press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
The information in this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
The Company makes reference to certain non-GAAP financial measures in the press release, and will make reference to these same measures in its related earnings conference call. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is contained in the attached press release.

Item 7.01.	Regulation FD Disclosure.

On February 16, 2012, in conjunction with its fiscal quarter and fiscal year ended December 31, 2011 financial results press release, the Company also announced that its Board of Directors approved a $25.0 million increase to its previously approved stock repurchase program effective as of February 8, 2012.  Under the increased stock repurchase program, the Company is now authorized to purchase up to $50.0 million of its outstanding shares of common stock from time to time, depending on share price, market conditions and other factors, as determined by the Company’s management.  As of February 16, 2012, the Company has repurchased approximately 2.8 million shares of its common stock for $20.1 million. The repurchases may be made on the open market or in negotiated transactions, and the stock repurchase program may be extended, modified, suspended or discontinued at any time.

The full text of the Company’s press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Demand Media, Inc. Press Release dated February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2012	DEMAND MEDIA, INC.
	By:	/s/ Charles S. Hilliard
Charles S. Hilliard
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Demand Media, Inc. Press Release dated February 16, 2012.